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Exhibit 99.1

FOR IMMEDIATE RELEASE                                      CONTACT: GARY McCLUNG
                                                                    770-454-0400


                        SUMMIT BANK CORPORATION ANNOUNCES
                              STOCK REPURCHASE PLAN

ATLANTA, GEORGIA (NOVEMBER 3, 1998) -- Summit Bank Corporation (NASDAQ: SBGA), announced today that its Board of Directors has approved a stock repurchase plan. The plan authorizes the purchase of up to 5% of the outstanding shares, or 90,000 shares, of the Company over the next 12 months. The repurchases will be made from time to time, in the open market as market conditions warrant.

President of the Company, Mr. David Yu, commented, "the Board continues to view the Company's stock as an attractive investment. This action reflects management's belief that the current price of the stock does not represent the long term value of the Company relative to its potential for earnings growth." In addition Mr. Yu went on to say, "The stock acquired under this program will be used for general corporate purposes, including potential reissue in conjunction with the Company's stock option plan."

The Summit National Bank, the wholly-owned subsidiary of Summit, is an Atlanta-based community bank with full-service operations in the metropolitan area of Atlanta, Georgia and also San Jose, California. Summit Bank's niche specialties include international trade finance, small business lending and serving various ethnic markets including Asian-, European- and Latin-American individuals and businesses.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expression about our confidence and strategies and our expectations about new and existing programs and products,



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relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", "may", "will", or similar statements or variations of such terms. Such forward-looking statements involve certain risk and uncertainties, including, but not limited to, the direction of interest rates, continued levels of loan quality, origination volume, continued relationships with major customers and referrals for sources of loans, the effect of economic conditions and regulatory barriers; and the effect of tax and legal structures. Actual results may differ materially from such forward-looking statements. The Company assumes no obligation for updating any such forward-looking statements at any time.

Summit Bank Corporation's shares (Symbol: SBGA) are listed on Nasdaq.